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                                                                      EXHIBIT 11

CONSENT OF INDEPENDENT AUDITORS

    We consent to the use in Post-Effective Amendment No. 19 to Registration Statement No. 2-82976 of Prudential Government Income Fund, Inc. of our report dated April 13, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
October 31, 1995